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                                                                      EXHIBIT 11

SPECIALTY MORTGAGE TRUST, INC.
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

YEAR ENDED DECEMBER 31,

                                                          2001         2000          1999
                                                       ----------    ---------     ---------
Basic
   Average Common Shares Outstanding                    1,955,043      326,064       314,244
   Net Earnings Attributable to Common Stock           $1,544,898    $(527,191)    $(230,499)
   Per Share Amount                                    $     0.79    $   (1.62)    $   (0.73)

Diluted
   Average Common Shares Outstanding                    1,955,043      326,064       314,244
   Net effect of dilutive stock options outstanding
     during the period - based on the treasury
     stock method                                          52,213           --            --
   Total                                                2,007,256      326,064       314,244
   Net Earnings Attributable to Common Stock           $1,544,898    $(527,191)    $(230,499)
   Per Share Amount                                    $     0.77    $   (1.62)    $   (0.73)
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